Exhibit 99.12

Stephen N. Joffe
Craig P. Joffe
Alan H. Buckey
9560 Montgomery Road
Cincinnati, OH 45242

VIA EMAIL & FEDERAL EXPRESS

December 17, 2008

Mr. E. Anthony Woods, Chairman of the Board
LCA-Vision Inc.
c/o LCA-Vision Inc.
7840 Montgomery Road
Cincinnati, Ohio 45236

Dear Tony:

As you well know, we have attempted numerous times to voice our serious concerns to the Board of Directors of LCA-Vision Inc. (“LCA-Vision” or the “Company”) regarding the Company’s disastrous performance and to offer our assistance and expertise to work together to help turn the Company around. It is unfortunate that the Board has rebuffed our attempts to help and summarily dismissed us as a “distraction.”  We were also quite surprised to learn that the Board does not agree with our description of the Company’s condition as “dire” or its prognosis as “poor.”  Undoubtedly, the Company’s stockholders, who have witnessed the price of the Company’s stock decrease over 90% in the past two years, may disagree. We continue to have serious concerns whether the Board understands the gravity of the situation at LCA-Vision. You have left us with no choice but to take our case directly to the Company’s stockholders.  Enclosed herewith please find a copy of a letter we have released publicly to the stockholders of LCA-Vision as of this morning.

While we reserve all our rights to take any action we deem necessary with respect to the Company, we believe it would be in our mutual interest to immediately commence a meaningful dialogue to discuss our serious concerns with the Company, including our representation on the Board.  We hope that you will consider the best interests of the stockholders in choosing your next course of action.  If we are again rebuffed, we are prepared to take immediate steps in seeking to remove all members of the current LCA Board and replacing them with a slate of highly qualified and experienced individuals, including ourselves, who are fully committed to enhancing stockholder value.

Sincerely,

/s/ Stephen N. Joffe	/s/ Craig P.R. Joffe	/s/ Alan Buckey

Stephen N. Joffe	Craig P.R. Joffe	Alan Buckey

cc:
LCA-Vision Inc. Board of Directors
William Bahl, Independent Director, LCAV’s Chairman of Compensation Committee; Director of Cincinnati Financial Corporation (Nasdaq: CINF)
John Gutfreund, Independent Director, LCAV’s Chairman of Nominating & Governance Committee; Director of GVI Securities Solutions (OTC BB: GVSS.OB)
John Hassan, Independent Director, Chairman of Audit Committee
Steven Straus, C.E.O.